Exhibit 23.2

[ERNST & YOUNG LLP LETTERHEAD]

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Celltech Group plc pertaining to the Celltech Group plc Celltech Chiroscience Savings Related Share Option Scheme 1999 of our report dated March 13, 2001, except for Note 8 Taxation as to which the date is June 24, 2002, with respect to the consolidated financial statements of Celltech Group plc for the year ended December 31, 2000 included in its Annual Report (Form 20-F) for the year ended December 31 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/    ERNST & YOUNG LLP

Reading, England

September 11, 2003